Exhibit 99.1

Aclaris Therapeutics Reports Second Quarter 2026 Financial Results and Provides Corporate and Clinical Update

- Full Top Line Results from Phase 1a SAD/MAD Trial of ATI-052 Validate Potential Best-in-Class Potency Advantage and Opportunity for Extended Dosing -

- Timelines Reaffirmed for Upcoming Top Line Results from Phase 1b Proof-of-Concept (POC) Trials of ATI-052 and Phase 2 Trial of Bosakitug (ATI-045) -

- Strong Cash Runway Expected to Enable Development of Pipeline Through the End of 2028 -

WAYNE, Pa., August 6, 2026 -- Aclaris Therapeutics, Inc. (NASDAQ: ACRS), a clinical-stage biopharmaceutical company focused on developing novel product candidates for immuno-inflammatory diseases, today announced its financial results for the second quarter of 2026 and provided a corporate and clinical update.

“The first half of 2026 was a period of strong execution across the organization, positioning Aclaris for an exciting second half of the year with numerous expected key catalysts,” stated Dr. Neal Walker, Chief Executive Officer and Chair of the Board of Directors of Aclaris. “We expect to provide three clinical data readouts, including placebo-controlled top line results from our two Phase 1b POC trials of our anti-TSLP/IL-4Rα bispecific antibody ATI-052 in both asthma and atopic dermatitis and the Phase 2 AD trial of our anti-TSLP monoclonal antibody bosakitug. Other key catalysts include initiation of a Phase 2b clinical program with ATI-052 and a Phase 2b trial in lichen planus with modzatinib. Finally, our data presented recently at the FASEB Immunoreceptors and Immunotherapy conference support the best-in-class potential of our investigational ITK inhibitor ATI-9494, for which we expect to file an IND late this year.”

Second Quarter 2026 Highlights, Recent Updates and Upcoming Catalysts

Pipeline:

Biologics: Antibody Franchise

●	Provided Positive Full Top Line Results of Phase 1a Single (SAD) and Multiple Ascending Dose (MAD) Trial of Investigational Bispecific Anti-TSLP/IL-4Rα Antibody ATI-052 Validating Potency and Potential for Extended Dosing: ATI-052 was well tolerated and demonstrated a favorable safety profile. The combination of the strong and sustained PK duration and PD effect supported the potential for up to quarterly dosing. (press release here)
●	Reaffirmed Expectation of Top Line Results in the Second Half of 2026 from Two Ongoing Phase 1b POC Trials of ATI-052: ATI-052 is being assessed in POC trials in both atopic dermatitis (AD) and asthma.
●	Confirmed Intent to Initiate a Phase 2b Program Encompassing Asthma and AD with ATI-052 in the Fourth Quarter of 2026: Aclaris expects the clinical program to commence with a Phase 2b trial in asthma in the fourth quarter of 2026. The Company also now expects to commence startup activities for a Phase 2b trial in AD and for a proof-of-concept (POC) trial in eosinophilic esophagitis (EoE).
●	On Track for Expected Fourth Quarter 2026 Readout of Top Line Results from Phase 2 Trial of Investigational Anti-TSLP Monoclonal Antibody Bosakitug: Enrollment is complete in this randomized, double-blind, placebo-controlled Phase 2 trial designed to evaluate bosakitug in 109 patients with AD. (press release here)

Kinase Inhibitors: ITK Franchise

●	Initiation of Phase 2b Clinical Program for Modzatinib (ATI-2138), a Potent and Selective Investigational Inhibitor of ITK and JAK3, Planned for the Fourth Quarter of 2026: Aclaris intends to initiate a multi-part Phase 2b trial of modzatinib in lichen planus, an unaddressed chronic, inflammatory, CD8-driven interface dermatitis. There are currently no approved therapies in this indication. (press release here)
●	On Track for Expected Fourth Quarter 2026 Filing of Investigational New Drug (IND) Application for ATI-9494, Aclaris’ Investigational Dual Inhibitor of ITK and TXK: ATI-9494 has demonstrated potent blockade of Th1 and Th2 responses, a prolonged half-life, and high potency against ITK, potentially enabling low drug burden, dosing flexibility, and once daily (QD) administration across a broad range of disease indications.
●	Presented Data Characterizing Potency, Selectivity, and Target Occupancy of ATI-9494: New preclinical data presented at the 2026 Federation of American Societies for Experimental Biology (FASEB) Immunoreceptors and Immunology Science Research Conference included results from cellular target engagement studies that demonstrated potent engagement of ITK by ATI-9494 and its ability to block functional activation of the TCR pathway. ATI-9494 demonstrated potency up to 25 times greater than soquelitinib (CPI-818) across multiple biochemical and functional cellular assays.

Financial Results

Liquidity and Capital Resources

As of June 30, 2026, Aclaris had cash, cash equivalents and marketable securities of $170.6 million compared to $151.4 million as of December 31, 2025. Subsequent to June 30, 2026, the Company sold 7.3 million shares of its common stock for aggregate gross proceeds of $40.2 million, pursuant to the Company’s at-the-market (ATM) agreement with Leerink Partners LLC and Cantor Fitzgerald & Co. Proceeds from these sales provide the Company with additional funds to support the planned commencement of startup activities for the Phase 2b trial of ATI-052 in AD and a POC trial in EoE.

The Company believes that its cash, cash equivalents and marketable securities will be sufficient to fund its operations through the end of 2028, without giving effect to any potential business development transactions or additional financing activities.

Second Quarter 2026 and Year-to-Date 2026

Net loss was $21.5 million for the second quarter of 2026 compared to $15.4 million for the second quarter of 2025. Net loss was $41.3 million for the six months ended June 30, 2026 compared to $30.5 million for the six months ended June 30, 2025.

Total revenue was $1.6 million for the second quarter of 2026 compared to $1.8 million for the second quarter of 2025. Total revenue was $3.6 million for the six months ended June 30, 2026 compared to $3.2 million for the six months ended June 30, 2025. The increase for the six-month period was primarily driven by higher royalties earned under the Lilly and Sun Pharma license agreements.

Research and development (R&D) expenses were $18.1 million and $33.7 million for the quarter and six months ended June 30, 2026, respectively, compared to $11.4 million and $23.0 million for the corresponding prior year periods. The increases were primarily driven by expenses related to ATI-052, including product candidate manufacturing costs and clinical development expenses associated with a Phase 1a program and Phase 1b programs in AD and asthma, as well as product candidate manufacturing costs for ATI-9494.

General and administrative (G&A) expenses were $6.0 million and $12.8 million for the quarter and six months ended June 30, 2026, respectively, compared to $5.4 million and $11.5 million for the prior year periods. The increases were primarily due to an increase in professional and legal expenses as well as personnel expenses.

Revaluation of contingent consideration resulted in a $0.3 million charge for each of the quarter and six months ended June 30, 2026 compared to charges of $1.5 million and $1.8 million for the prior year periods. The decreases were primarily due to changes to the probability of success for certain product candidates and lower discount rates being applied to potential payments during the quarter and six months ended June 30, 2025.

About Aclaris Therapeutics, Inc.

Aclaris Therapeutics, Inc. is a clinical-stage biopharmaceutical company developing a pipeline of novel product candidates to address the needs of patients with immuno-inflammatory diseases who lack satisfactory treatment options. The Company has a multi-stage portfolio of product candidates powered by a robust R&D engine. For additional information, please visit www.aclaristx.com and follow Aclaris on LinkedIn.

Cautionary Note Regarding Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “anticipate,” “believe,” “expect,” “intend,” “may,” “plan,” “potential,” “will,” and similar expressions, and are based on Aclaris’ current beliefs and expectations. These forward-looking statements include expectations regarding its plans for its development programs for bosakitug, ATI-052, modzatinib (ATI-2138), and ATI-9494, including the timing of reporting top line results from its Phase 2 trial of bosakitug in AD and its Phase 1b trials of ATI-052 in asthma and AD, the clinical development plans for ATI-052 including the timing of initiating a Phase 2b trial in asthma, the timing of initiating a Phase 2b trial in lichen planus with modzatinib, the timing to file an IND for ATI-9494, the potential for ATI-052 to have extended dosing, the therapeutic potential of its product candidates and the potential for such candidates to be best-in-class, and the sufficiency of its cash, cash equivalents and marketable securities to fund its operations through the end of 2028. These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements. Risks and uncertainties that may cause actual results to differ materially include uncertainties inherent in the conduct of preclinical and clinical studies, Aclaris’ reliance on third parties over which it may not always have full control, Aclaris’ ability to enter into strategic partnerships on commercially reasonable terms, the uncertainty regarding the macroeconomic environment and other risks and uncertainties that are described in the “Risk Factors” section of Aclaris’ Annual Report on Form 10-K for the year ended December 31, 2025, and other filings Aclaris makes with the U.S. Securities and Exchange Commission from time to time. These documents are available under the “SEC Filings” page of the “Investors” section of Aclaris’ website at www.aclaristx.com. Any forward-looking statements speak only as of the date of this press release and are based on information available to Aclaris as of the date of this release, and Aclaris assumes no obligation to, and does not intend to, update any forward-looking statements, whether as a result of new information, future events or otherwise.

Aclaris Therapeutics Contacts:

Kevin Balthaser

Chief Financial Officer

(484) 329-2178

kbalthaser@aclaristx.com

Will Roberts

Senior Vice President

Corporate Communications and Investor Relations

(484) 329-2125

wroberts@aclaristx.com

Aclaris Therapeutics, Inc.

Condensed Consolidated Statements of Operations

(unaudited, in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025

Revenues:
Contract research	$356	$442	$893	$887
Licensing	1,273	1,335	2,732	2,345
Total revenue	1,629	1,777	3,625	3,232

Costs and expenses:
Cost of revenue(1)	218	515	613	1,021
Research and development(1)	18,066	11,449	33,723	23,033
General and administrative(1)	6,048	5,386	12,791	11,525
Licensing	1,235	1,335	2,628	2,345
Revaluation of contingent consideration	300	1,500	300	1,800
Total costs and expenses	25,867	20,185	50,055	39,724
Loss from operations	(24,238)	(18,408)	(46,430)	(36,492)

Other income:
Interest income	1,761	2,018	3,275	4,184
Non-cash royalty income	972	961	1,826	1,794
Total other income	2,733	2,979	5,101	5,978
Net loss	$(21,505)	$(15,429)	$(41,329)	$(30,514)
Net loss per share, basic and diluted	$(0.15)	$(0.13)	$(0.30)	$(0.25)
Weighted average common shares outstanding, basic and diluted	142,736,848	122,580,967	135,811,921	122,486,162

(1) Amounts include stock-based compensation expense as follows:
Cost of revenue	$(13)	$190	$15	$409
Research and development	784	1,106	1,946	2,291
General and administrative	1,901	1,767	3,909	3,898
Total stock-based compensation expense	$2,672	$3,063	$5,870	$6,598

Aclaris Therapeutics, Inc.

Selected Consolidated Balance Sheet Data

(unaudited, in thousands, except share data)

	June 30,	December 31,
	2026	2025

Cash, cash equivalents and marketable securities	$170,621	$151,363
Total assets	$179,693	$160,460
Total current liabilities	$28,241	$28,645
Total liabilities	$55,112	$57,378
Total stockholders' equity	$124,581	$103,082
Common stock outstanding	139,824,273	120,499,433

Aclaris Therapeutics, Inc.

Selected Consolidated Cash Flow Data

(unaudited, in thousands)

	Six Months Ended
	June 30,
	2026	2025

Net loss	$(41,329)	$(30,514)
Depreciation and amortization	209	242
Stock-based compensation expense	5,870	6,598
Revaluation of contingent consideration	300	1,800
Changes in operating assets and liabilities	(3,046)	(1,176)
Net cash used in operating activities	$(37,996)	$(23,050)